                                             As Filed Pursuant to Rule 424(b)(3)
                                             Registration No. 333-64746

Prospectus Supplement
(To Prospectus dated July 30, 2001, as supplemented by Prospectus Supplement dated August 31, 2001)


                           Liberty Media Corporation
                 3-1/2% Senior Exchangeable Debentures due 2031


     The persons named in the table below are "selling security holders," as that term is used in the prospectus, dated July 30, 2001, as supplemented by the prospectus supplement, dated August 31, 2001, which covers the sale from time to time by the selling security holders named therein and in any prospectus supplement of $600,000,000 original principal amount of Liberty Media Corporation's 3-1/2% Senior Exchangeable Debentures due 2031. The selling security holders named in the table below were not listed in the prospectus.

     The following table sets forth, as of July 30, 2001, the principal amount of debentures that may be sold by the referenced selling security holders pursuant to the prospectus, as supplemented through the date hereof. Because selling security holders may sell all or some of their debentures from time to time under the prospectus, as supplemented, no estimate can be given at this time as to the principal amount of debentures that will be held by any selling security holder following any particular sale of debentures by it.


------------------------------------------------------------------------------------------------------
                                                         Principal amount of          Percentage of
                                                        debentures that may be          outstanding
Name                                                           sold ($)                 debentures
------------------------------------------------------------------------------------------------------
Fidelity Devonshire Trust: Fidelity Equity-Income Fund       24,460,000                     4%
------------------------------------------------------------------------------------------------------
Fidelity Puritan Trust: Fidelity Puritan Fund                14,140,000                   2.3%
------------------------------------------------------------------------------------------------------
Variable Insurance Products Fund: Equity-Income Portfolio    11,400,000                   1.9%
------------------------------------------------------------------------------------------------------

                          ___________________________

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.
                          ___________________________

          The date of this Prospectus Supplement is November 2, 2001.